PARADIGM OIL AND GAS, INC.

FOR IMMEDIATE RELEASE

STOCKHOLDERS APPROVE CHANGE OF NAME AND FORWARD SPLIT

VANCOUVER, B.C. -- February 07, 2005--Paradigm Enterprises, Inc. today announced that stockholders have approved a change of name and a forward stock split.

On February 07, 2005 the Corporation amended its Articles of Incorporation through the implementation of a forward split of the Corporation’s Common Stock on the basis of one and one-half (1½) new shares for each old share and a change of name from Paradigm Enterprises, Inc. to Paradigm Oil And Gas, Inc. based on a resolution of the Directors dated January 17, 2005 and a consent resolution of the shareholders dated January 17, 2005 signed by the holders of greater than 51% of the issued and outstanding shares of the Corporation. Prior to the split, the Corporation had 32, 391,250 shares outstanding; post forward split, there will be 48,586,875 shares issued. The Corporation’s quotation symbol on the OTC-BB was changed to “POGI” effective at the opening on Monday, February 07, 2005.

As amended and restated, Articles One and Four of the Corporation’s Articles of Incorporation will be altered to:

ARTICLE ONE
The name of the corporation is PARADIGM OIL AND GAS, INC., a Nevada Corporation (the “Corporation”).

ARTICLE FOUR
The amount of the total authorized capital stock of the corporation is Three Hundred Thousand Dollars ($300,000.00) consisting of Three Hundred Million (300,000,000) shares of common stock of the par value of $0.001 each all of the shares of the Corporation being of the same class and without preference or distinction.

About Paradigm Oil And Gas, Inc.
Paradigm Oil And Gas, Inc. is a fully reporting Nevada corporation quoted on the OTC Bulletin Board under the symbol “POGI”. Paradigm, engaged in natural resource exploration and development, is in the development stage and as of this date has not realized any significant revenues from its operations. Corporation filings can be found on the Internet via EDGAR.

On behalf of the Board of Directors,
PARADIGM OIL AND GAS, INC.

/s/ “Robert L. Pek”

President

This press release may contain forward-looking statements within the meaning of section 27(a) of the United States Securities Act of 1933, as amended, section 21(e) of the United States Securities and Exchange Act of 1934, as amended, and the Private Litigation Reform Act of 1995, as amended, with respect to achieving corporate objectives, developing additional project interests and Paradigm’s analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the “Safe Harbour” provisions of the Private Litigation Reform Act and involve risks and uncertainties which could cause actual results to differ materially from the Corporation’s expectations and estimates and from the forward looking statements contained herein. Such forward looking statements, particularly as related to the business plans of Paradigm Oil And Gas, Inc., Paradigm’s ability to gain market acceptance, are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the Company’s expectations and estimates.

For more information, please CONTACT Paradigm Oil And Gas, Inc.

Brian C. Doutaz:	Telephone:	1-604-644-5139
	E-mail:	bdoutaz@istar.ca
12880 Railway Avenue, Unit 35, Richmond, B.C. V7E 6G4